                            STOCK PURCHASE AGREEMENT

     THIS AGREEMENT is made and entered into as of March 19, 1996 (the "Effective Date") by and between DYNACO ACQUISITION CORP., a Delaware corporation (the "Purchaser"), and COMTEL ELECTRONICS, INC., a California
corporation (the "Company"), and MIKEL C. GREEN and PETER ROGAL (herein collectively referred to as the "Shareholders"), and PALOMAR ELECTRONICS, INC., a Delaware corporation ("Palomar Electronics") (hereinafter collectively referred to as the "Parties").

                                    RECITALS

     WHEREAS, Palomar Electronics is a wholly owned subsidiary of Palomar Medical, Inc., a Delaware corporation, and Dynaco is a wholly owned subsidiary of Palomar Electronics;

     WHEREAS, the Company is engaged in the assembly of circuit boards and electronic components;

     WHEREAS, the Purchaser currently owns 10% of the issued and outstanding common stock of the Company and the Shareholders, collectively, own the remaining 90% of the Company;

     WHEREAS, the Purchaser wishes to acquire additional shares of the common stock of the Company, which together with Purchaser's present share ownership, will constitute an ownership of 80.32% of the issued and outstanding stock of the Company;

     WHEREAS, the Parties contemplate that such acquisition will be effected by means of the purchase of 1,325 shares by Mikel C. Green ("Green"),the purchase of 23,675 shares by Peter Rogal ("Rogal") and the simultaneous purchase by Purchaser from the Company, pursuant to this Agreement, of 500,000 shares of the currently authorized and unissued common stock of the Company no par value (collectively, the "Shares"), at a price of $0.055 per share, which the Parties agree is fair market value; and

     WHEREAS, the Parties hereto desire to enter into this Agreement for the purpose of setting forth certain, representations, warranties, and covenants made by each to the other as an inducement to the execution and delivery of the Agreement and as conditions precedent to the consummation of the Agreement;

     NOW, THEREFORE, in consideration of the mutual promises and mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE 1

                                  TERMS OF SALE

     1.1 Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, 500,000 shares of the currently authorized and unissued no par value common stock of the Company, for the purchase price of $0.055 per share (or an aggregate purchase price of $27,500.00), payable in cash or cashiered funds at the Closing Date, as defined in Section 1.2 herein.

     1.2. Closing Date. The sale and purchase provided for herein shall be consummated and closed at the offices of McKenna & Cuneo, L.L.P., 444 South Flower Street, Los Angeles, California 90071 at 11:59 P.M. (local time) on March 19, 1996 (the "Closing Date"), or at such other place as the parties mutually agree.

                                    ARTICLE 2

       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

     As an inducement for the Purchaser to enter into and perform this Agreement, the Company and its Shareholders represent and warrant to Purchaser, as of the Effective Date and as of the Closing Date, as if made on the Closing Date, as follows:

     2.1 The Company has provided to the Purchaser true, correct and complete copies of the Company's financial statements, federal and state tax returns, filings, creditor lists, accounts payable, books and records, material contracts, and all other material information.

     2.2 The Company is a duly organized and validly existing corporation in good standing under the laws of the State of California and in each other jurisdiction in which it transacts business, and each officer executing the Agreement on behalf of the Company has all power and authority to enter into and execute and deliver such Agreement.

     2.3 All actions required by the Company or the Shareholders necessary to authorize and approve the Agreement and the issuance of the Shares have been taken and are in full force and effect and have not been rescinded, modified or revoked.

     2.4 The Shares, when issued to the Purchaser pursuant to this Agreement, are free and clear of all liens, pledges, security interests, encumbrances or adverse claims, other than rights created under that certain Restricted Share Agreement dated even date herewith, and the Company has all right, power and authority to issue such Shares, and the Shares, when issued, will be validly issued and outstanding and non-assessable. The 10,000 Shares currently owned by Purchaser are duly and validly issued and outstanding Shares.

     2.5 The assets of the Company, both real and personal, mixed, tangible and intangible, necessary or useful for the operation of the Company's business (the "Assets") are in good condition and repair, ordinary wear and tear excepted and suitable for the uses intended. The Assets materially comply with and are operated in conformity with all applicable laws, ordinances, regulations, orders, permits and other requirements.

     2.6 All consents and approvals required to be obtained by the Company from its shareholders or any other person in order to consummate the transactions contemplated herein have been obtained and are in full force and effect, including without limitation all leases of real, personal, or mixed property.

     2.7  The  Company  has  all  requisite   franchises,   permits,   licenses,
authorizations, variances, and approvals of governmental or administrative authorities necessary to conduct its business as presently conducted, and all such approvals and permits are in full force and effect, and no condition exists that, with the giving of notice or passage of time, or both, would result in either a violation or revocation of any approval or permit necessary for the Company to conducts its business.

     2.8 The Company and the Shareholders have made available for inspection and/or caused to be delivered to the Purchaser all information and documents material to its decision to purchase the Shares, including without limitation all financial statements and state and federal tax returns concerning the Company for the periods January 1, 1995 through February 29, 1996 (the "Financial Statements"), all books and records of the Company, all financial data of the Company since its inception, and physical inspection of the offices and facilities; provided, however, that Purchaser acknowledges that although the Financial Statements list MIDOCS as an asset of the Company, it has not considered such asset in its due diligence review of the Company and that such asset shall be transferred after the Closing Date to Comtel Security Systems, Inc. The Company and the Shareholders, after due investigation, represent and warrant that: (i) the Financial Statements are true and correct in all material respects and fairly present the financial position and results of operation of the Company as of the Closing Date; and (ii) the Company's books and records are true and correct in all material respects and fairly and accurately reflect the income, expenses, Assets and liabilities of the Company, including the nature thereof and the transactions giving rise thereto, and provide a fair and accurate basis for the preparation of Financial Statements.

     2.9 The Company does not have any liabilities or obligations, either absolute, accrued, contingent or otherwise, which individually or in the aggregate are material to the financial condition of the Company for the operation of its business that have not been reflected in the Financial Statements provided to the Purchaser.

     2.10 Except as disclosed on Schedule 2.10, there has been no (i) material changes in the financial condition, Assets or liabilities, management, results of operations or prospects of the Company or its business, other than changes in the ordinary course, which either individually or in the aggregate, have been and are materially adverse; (ii) damage, destruction or loss to the Company's Assets which was not fully insured; (iii) except as disclosed in Schedules to this Agreement, sale, transfer, assignment, lease, pledge or mortgage of any Assets having a value in excess of $2,000, individually, or $5,000, in the aggregate; (iv) material contract or right (including any letter of intent or similar rights, whether or not binding as a contract) modified, amended, canceled, revoked, rescinded or waived; and (v) obligation or liability undertaken or incurred (whether absolute, accrued, contingent or otherwise, and whether or not due) which has not been disclosed to the Purchaser in writing prior to the Closing Date.

     2.11 Except as set forth in Schedule 2.11, the Company has no obligation for borrowed money and has not guaranteed or entered into any agreement to guaranty borrowed money or any other indebtedness. The Company's liabilities and accounts payable as of December 31, 1995, and February 29, 1996, are set forth in Schedule 2.11. Except as set forth in Schedule 2.11, the Company has no other accounts payable or liabilities and no accounts payable that are past due as of the Closing Date.

     2.12 The Company's accounts receivable, except as set forth in Schedule 2.12, are accurate and collectible and, except for any reserve for bad debts or unrecoverable losses that is disclosed in the Financial Statements, have a value equal to the face amount of such accounts receivable.

     2.13 None of the Company's accounts receivable, except as shown on Schedule 2.13, are owing from a debtor, that, to the knowledge of the Company or either of the Shareholders, has become bankrupt or is insolvent or have been pledged to any third party.

     2.14 All returns, reports, and other forms related to income and any other taxes (including, without limitation, sales, use and excise taxes) required to be filed or paid by the Company have been timely filed and paid in accordance with applicable law (after taking into account any extensions properly obtained), and no penalties, interest or other charges are due or will become due with respect to such returns. The Company has paid all taxes due any governmental authority and no audit is pending with respect to any tax return, report, form or other amount due.

     2.15 The books and records and other financial information concerning the Company are true, complete and accurate in all material respects and maintained in accordance with sound business practices. The minute books and other records of the Company reflect accurately the record of all meetings and other actions taken by the Company and its Shareholders.

     2.16 Except for those benefit plans listed on Schedule 2.16, the Company has no employee or other benefit plans, including, without limitation, medical plans, retirement plans, disability plans, and deferred compensation agreements, and the Company is not in default under any such plan and is in full compliance with applicable law (regulatory or otherwise) with respect to such plans.

     2.17 Except as disclosed in Schedule 2.17, there is no action, suit, or proceeding (legal, equitable or administrative) pending or, to the Shareholders' knowledge, threatened against either the Company or either or both of the Shareholders which, if adversely determined, could materially affect either the Company, its Assets, business or prospects or the Assets, business or prospects of the Shareholders.

     2.18 The Company has provided to the Purchaser a true and complete list of all patents, applications for patents, trademarks, trade names, service marks, copyrights and other applications owned by the Company or material to the conduct of its business ("Intellectual Property"). The Company represents and warrants, and, to the best knowledge of the Shareholders, the Shareholders, individually, represent and warrant, that all such Intellectual Property is owned by the Company or the Company has the right, pursuant to written license or other valid or enforceable agreements, to use such Intellectual Property in the conduct of its business, free and clear of all liens, charges, security interests, adverse claims, pledges, encumbrances, and demands of any nature or kind whatsoever, of all right, title and interest in and to the Intellectual Property. The Company is not in default under any contracts or agreements relating to the Intellectual Property, and no event has occurred that, with the passage of time or the giving of notice, or both, would constitute a default under any contract or agreement relating to the Intellectual Property.

     2.19 There is no person who has challenged or might have a valid basis for a challenge against the use by the Company of the Intellectual Property, and there is no person who, as of the Effective Date, has any right or title to, interest in, or claim, lien, charge, or encumbrance against the Intellectual Property (whether by virtue of contract, decree, operation of law, or otherwise), and there are no applications for or registrations of any patent, trade-mark, trade name, industrial design, copyright or other similar industrial, intellectual or proprietary protection in respect of the Intellectual Property;

     2.20 The operations of the Company do not conflict with or infringe upon, and no one has asserted that the Company's operations conflict or infringe upon, any proprietary rights, trademarks, trade names, service marks or patents held by any other person, and there are no claims, disputes, actions, proceedings, suits, appeals or other matters pending or threatened against the Company with respect to any such other marks.

     2.21 The Company is not in violation of any local, state or federal law or regulation and has received no notice of any alleged violation of any such law or regulation.

     2.22 The Company has disclosed to the Purchaser all material contracts, obligations, commitments, agreements, contracts, and leases, whether written or oral, to which the

Company is a party or to which its properties and Assets are subject or by which it is bound (collectively, the "Commitments"), and the Company is not in default under any of the Commitments and no event has occurred that, with the passage of time or the giving of notice, or both, would constitute a default under any Commitment, except as disclosed in Schedule 2.22.

     2.23 Neither the Company nor the Shareholders have knowledge of any existing facts or conditions which have not been disclosed in writing to the Purchaser, which are material or which may give rise to any charge, lien, litigation, proceeding or investigation by any third party against the Company or which, if adversely determined to the Company, would materially and adversely affect the business, prospects or financial condition of the Company.

     2.24 Neither this Agreement nor any Schedule hereto, nor any other agreement, schedule or information furnished the Purchaser (or their attorneys or agents) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained therein not misleading.

     2.25 To the knowledge of the Shareholders and the Company, the Company is, and at all times has been, in full compliance with, and has not been and is not presently in violation of or liable under, any federal, state, county or local statues, laws, regulations, rules, ordinances, codes, licenses and permits relating in any way to the protection of the environment, including, without limitation, the Clean Air Act, the Clean Water Act, the Federal Water Pollution Control Act of 1972, the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), and the Toxic Substances Control Act, and any amendments or extensions of the foregoing and the regulations promulgated thereunder (collectively, the "Environmental Laws"). To the knowledge of the Shareholders and the Company, the Company has not received any notice of any actual or potential violation of or failure to comply with any Environmental Law or of any actual or threatened obligation to undertake or bear the cost of any expense, liability, or other liability arising from or under any Environmental Law with respect to any of the properties or Assets or with respect to any property or facility at or to which any "hazardous materials" were generated, manufactured, refined, transferred, imported, used or processed by the Company or from which hazardous materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

     2.25.1 The Company and the Shareholders have no knowledge that any of its owned or leased properties is contaminated by or contains any toxic substance, as defined in RCRA. No claim, action, suit or proceeding is pending or, to the Company's or the Shareholders' knowledge, threatened against the Company, before any court or other governmental authority or arbitration tribunal, relating to hazardous substances, pollution or the environment, and there is no outstanding judgement, order, writ, injunction, decree, or award against or affecting the Company or its Assets or properties with respect to the same. To the knowledge, information and belief of the Company and the Shareholders, there has never been, and there is not presently occurring, any release, a threatened release or clean up of chemicals produced by, or resulting from, any business, commercial or industrial activities, operations, or processes, including without limitation hazardous substances, as defined under CERCLA, and has not received any information requests under CERCLA from any government agency. Neither the Company nor any of the Shareholders have any knowledge of a violation of the Environmental Laws in connection with the ownership, use, maintenance, or operation of any of the Company's leased or owned properties by the owner thereof or any other person. The Company and the Shareholders have no knowledge of any facts or circumstances which the Company reasonably expects could form the basis for the assertion of any "claim" against the Company relating to environmental matters including, without limitation, any claim arising from past or present environmental practices asserted under the Environmental Laws, which the Company or the Shareholders believe might have a material adverse effect on the business, results of operations, financial condition or prospects of the Company taken as a whole.

     2.25.2 To the knowledge of the Shareholders and the Company, there are no hazardous materials present on any of the Company's leased properties, including hazardous materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of such properties, or incorporated into any structure therein or thereon. To the knowledge of the Shareholders and the Company, none of the Shareholders, the Company nor any other person for whose conduct they are or may be held responsible has permitted or conducted or is aware of, any "hazardous activity" conducted with respect to any properties or assets (whether real, person or mixed) in which the Company has or had an interest except in full compliance with all applicable Environmental Laws.

     2.25.3 The Company has delivered to the Purchaser true and complete copies and results of any reports, studies, analyses, tests or monitoring, to the extent such items exist and are in the possession of Company or of which Company has knowledge, by the Company pertaining to hazardous materials or hazardous activities in, on, or under the Company's properties or concerning compliance by the Company or any other person for whose conduct they are or may be held responsible with all Environmental Laws.

     2.25.4 As used herein, the terms "hazardous substance(s)" or "hazardous material(s)" shall include any pollutants, dangerous substances, toxic substances, hazardous wastes, hazardous materials, or hazardous substances as defined in or pursuant to RCRA and CERCLA, or any other federal, state, or local environmental law, ordinance, rule or regulation, except that, for purposes of this Agreement, "petroleum" (including crude oil or any faction thereof) shall be deemed a "hazardous substance". "Release" shall have the same meaning as defined in CERCLA. "Claim" shall mean any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgements, attorney' fees, and any other expenses incurred, assessed or sustained by or against the Company or the Shareholders. "Hazardous activity" shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, treatment or use of hazardous materials in, on, under, about or from any properties or assets in which the Company has or had an interest. As used in this Section 2.25, the term "knowledge" shall refer to the actual knowledge of the Company and/or the Shareholders.

                                    ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     As an inducement to the Company to enter into and perform this Agreement, the Purchaser represents and warrants to the Company as follows:

     3.1 Organization of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with adequate corporate power and authority to own its property and conduct its business and to enter into and perform this Agreement.

     3.2 Corporate Authorization. The execution, delivery and performance of this Agreement by the Purchaser have been duly and validly authorized by the Purchaser's Board of Directors. Such execution, delivery and performance, and the acquisition of Shares contemplated hereby, do not and will not violate or conflict with or result in any default or loss of a material benefit under the Purchaser's Certificate of Incorporation or By-laws or any mortgage, indenture, lease, agreement or other instrument or any court or governmental agency order, judgment or decree to which the Purchaser is a party or subject or by which the Purchaser is bound.

     3.3 No Broker's or Finder's Fee. No agent, broker, financial adviser or other firm or person is or will be entitled to any broker's or finder's fee or similar payment by the Purchaser in connection with this Agreement.

                                    ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR

     As an inducement to the Company to enter into and perform this Agreement, Dynaco and Palomar Electronics (collectively, the "Guarantor") represents and warrants to the Company as follows:

     4.1 Organization of the Guarantor. The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with adequate corporate power and authority to own its property and conduct its business and to enter into and perform this Agreement.

     4.2 Corporate Authorization. The execution, delivery and performance of this Agreement by the Guarantor have been duly and validly authorized by the Guarantor's Boards of

Directors. Such execution, delivery and performance as provided under the Guaranty contemplated hereby, do not and will not violate or conflict with or result in any default or loss of a material benefit under the Guarantor's Certificates of Incorporation or By-laws or any mortgage, indenture, lease, agreement or other instrument or any court or governmental agency order, judgment or decree to which the Guarantor is a party or subject or by which the Guarantor is bound.

     4.3 No Broker's or Finder's Fee. No agent, broker, financial adviser or other firm or person is or will be entitled to any broker's or finder's fee or similar payment by the Guarantor in connection with this Agreement.

                                    ARTICLE 5

                              ADDITIONAL AGREEMENTS

     5.1 Investigation. The Company shall:

          5.1.1 Afford to the Purchaser, and its accountants, counsel and other representatives, full access, at any time or times during the period prior to the Closing Date, to all of the properties, books, contracts, leases, tax returns and other records of the Company; and

          5.1.2 At any time or times during such period, furnish promptly to the Purchaser all information concerning the business, Assets, properties, personnel and any other information or documentation with respect to the Company as the Purchaser may request.

     5.2 Confidentiality. The Purchaser shall use its best efforts to maintain as confidential any information obtained pursuant to negotiations with the Company, except that this restriction shall not apply to any such information which is or comes into the public domain is required to be disclosed, or at any time comes into its possession from third parties who have the right to disclose such information otherwise than in connection with this Agreement.

     5.3 Certain Consents. In the event of a request by the Company for written consent from the Purchaser for purposes of Article 2 hereof, the Purchaser shall use reasonable efforts to respond to such request promptly; the Company shall be entitled to rely, for purposes of any of such clauses, on a written consent signed on behalf of the Purchaser by its President, or by any other authorized officer of the Purchaser.

     5.4 Name; Location. The Company and the Shareholders, individually and collectively, hereby agree to use best efforts to take all actions, or shall cause such actions to be taken, including without limitation execution of all appropriate documentation, necessary to relocate the Company's main office to Irvine, California as soon as reasonably possible, unless the Parties agree in writing otherwise. The Company and the Shareholders further hereby covenant that, after consummation of the transaction as contemplated herein, the Company shall retain the name

"Comtel Electronics, Inc.", unless such name shall be changed as provided under the amended Bylaws of the Company dated even date herewith.

     5.5 Operating Capital. Upon the Closing Date (subject to the satisfaction of all conditions set forth herein), Palomar Electronics shall provide to Company standby letters of credit to secure payments to vendors by Company in the total amount of One Million and No/100 Dollars ($1,000,000.00), from which Company may draw funds as needed solely to pay the bona fide claims of third party vendors of Company; provided that such funds shall not be drawn to pay vendors that are controlled or affiliated in any way with Company or the Shareholders. Upon the Closing Date (subject to the satisfaction of all conditions set forth herein), Palomar Electronics shall further provide to Company cash in the total amount of Five Hundred Fifty Thousand and No/100 Dollars ($550,000) as follows: (i) $150,000.00 to be used to purchase equipment from New Media, Inc.; and (ii) $400,000.00 to be used as working capital solely to finance operations of Company; provided that such funds shall be drawn by Company, as needed, during the first 45 days after the Closing Date, upon presentation to Palomar Electronics' Board of Directors of a reasonable basis for the request for such funds, the uses to which requested funds are to be put, and approval of Palomar's Board of Directors.

     5.6 Release of Green Guaranty. At the Closing Date, Purchaser hereby agrees to release Green from his personal guaranty of the loan dated January 29, 1996 between Purchaser, as lender, and Company, as borrower.

     5.7 Purchaser's Agreement to Finance Capital Equipment of Company. Purchaser hereby agrees to use reasonable efforts to obtain financing for purchases of capital equipment by Company, upon presentation to Purchaser's Board of Directors of a reasonable basis for the request for such funds, the use of such funds, and the approval of the Board of Directors, with such approval to be based on determination of a reasonable return of investment on said capital expenditure of Company; provided, however, that such obligation shall be suspended at any time as Palomar Electronics shall be unable to fund such purchases due to its insolvency, bankruptcy, appointment of a receiver, or inability to pay its obligations as they become due.

     5.8 Preemptive Rights. Each of the Shareholders waives any preemptive rights he may have in connection with the issuance of the Shares to Purchaser pursuant to this Agreement. Green and Rogal hereby agree to cause a written waiver of preemptive rights to be executed and delivered to Purchaser on the Closing Date. Any Shares issued by the Company after the Closing Date shall be subject to preemptive rights for each of the shareholders, unless a Registration Statement has been filed within the Securities and Exchange Commission, in which event no shareholder shall be entitled to preemptive rights.

                                    ARTICLE 6

               CONDITIONS PRECEDENT TO OBLIGATION OF THE PURCHASER

     The obligation of the Purchaser to consummate the sale and purchase provided for herein is subject to the satisfaction on the Closing Date of the following conditions precedent, unless (except in the case of the conditions set forth in Section 6.3 hereof) waived in writing by the Purchaser:

     6.1 Representations and Warranties. The representations and warranties of the Company and the Shareholders contained in Article 2 of this Agreement shall be true in all material respects as of the Effective Date and as of the Closing Date as though made on and as of the Closing Date, and the Company shall have duly performed and complied with, in all material respects, all agreements, covenants and conditions required under this Agreement.

     6.2 Adverse Changes. There shall have been no changes after February 29, 1996, in the results of operations, condition (financial or otherwise), properties, Assets, business or prospects of the Company, which are materially adverse.

     6.3 Regulatory Approvals. All approvals and consents required by law to be received in connection with the acquisition of Shares contemplated by this Agreement or in connection with any of the matters or transactions contemplated hereby, shall have been received, shall be satisfactory in all respects to the Purchaser and shall be in effect. All conditions or requirements prescribed by any such approval or consent (or by law in connection therewith) shall have been satisfied.

     6.4 Litigation. No litigation, proceeding or investigation shall be pending or threatened, and no order, notice or regulation of any court or governmental agency shall be in effect, which restrains or prohibits or which seeks to restrain or prohibit or obtain damages or other relief in connection with the acquisition of Shares contemplated by this Agreement, or which (in the opinion of the Purchaser) makes consummation of such acquisition inadvisable.

     6.5 New Company Directors and Officer. Concurrently with the consummation of the sale and purchase provided for herein, the Shareholders shall validly and lawfully elect an additional director of the Company to be designated by the Purchaser, and the Board of Directors of the Company shall amend and execute the Company's Bylaws to provide for five directors of the Company, and the Shareholders shall have entered into a Shareholders Agreement providing for three positions on the Board of Directors of the Company to be held by representatives designated by the Purchaser. The Company further shall amend any By-laws of the Company which, in the Purchaser's opinion, may be necessary or appropriate to implement the terms and conditions of this Agreement.

     6.6 Legal Matters. All legal matters in connection with this Agreement and the transactions contemplated hereby shall have been approved by counsel for the Purchaser, and there shall have been furnished to such counsel by the Company certified copies of such corporate records of the Company and copies of such other documents as such counsel may reasonably have requested for such purpose.

     6.7 No Other Conditions. The Purchaser specifically acknowledges that there are no other conditions precedent to consummation of the sale of the Shares to the Purchaser, as contemplated in this Agreement.

                                    ARTICLE 7

                CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

     The obligation of the Company to consummate the sale and purchase provided for herein is subject to the satisfaction on the Closing Date of the following conditions precedent, unless waived in writing by the Company:

     7.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Article 3 of this Agreement shall be true in all material respects as of the Effective Date and as of the Closing Date, as though made on and as of the Closing Date, and the Purchaser shall have duly performed and complied with, in all material respects, all agreements, covenants and conditions required by this Agreement to be performed or complied with by it.

     7.3 Legal Matters. All legal matters in connection with this Agreement and the transactions contemplated hereby shall have been approved by counsel for the Company, and there shall have been furnished to such counsel by the Purchaser certified copies of such corporate records of the Purchaser and copies of such other documents as Company's counsel may reasonably have requested for such purpose.

     7.4 Representations and Warranties. The representations and warranties of the Guarantor contained in Articles 4 and 5 of this Agreement shall be true in all material respects as of the Effective Date and as of the Closing Date, as though made on and as of the Closing Date.

     7.5 No Other Conditions. The Company and its Shareholders specifically acknowledge that there are no other conditions precedent to consummation of the sale of the Shares to the Purchaser, as contemplated in this Agreement.

                                    ARTICLE 8

                                     CLOSING

     8.1 Items to be Delivered to the Purchaser. Subject to the terms and conditions of this Agreement, at the closing of the sale and purchase provided for herein on the Closing Date, the Company shall deliver the following documents to the Purchaser:

          8.1.1 A duly issued stock certificate of the Company registered in the name of the Purchaser, in proper form, and evidencing all of the Shares to be issued and sold by the Company to the Purchaser as provided hereunder;

          8.1.2 Such other documents and showings as shall be reasonably requested by the Purchaser;

          8.1.3 The fully executed Shareholders Agreement dated even date herewith;

          8.1.4 An executed Employment Agreement of even date herewith between the Company and Green and an executed Independent Contractor Agreement of even date herewith between the Company and DSI, Inc., an Arizona corporation;

          8.1.5 Certified resolutions by the Board of Directors and shareholders of the Company authorizing all actions taken or authorized to be taken hereunder; and

          8.1.6 A waiver of preemptive rights, executed by all Shareholders with respect to the Shares issued pursuant to this Agreement.

     8.2 Items to be Delivered to the Company. Subject to the terms and conditions of this Agreement, at the closing of the sale and purchase provided for herein on the Closing Date, the Purchaser shall deliver the following payment and documents to the Company:

          8.2.1 Payment, in cash or other immediately available funds, in the amount of the aggregate purchase price (referred to in Section 1.1 hereof) payable to the Company for the Shares;

          8.2.2 Executed Stock Grants between the Company and Green and the Company and Rogal, dated even date herewith; and

          8.2.3 Such other documents and showings as shall be reasonably requested by the Company.

                                    ARTICLE 9

                            AMENDMENT AND TERMINATION

     9.1 Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

     9.2 Termination.

          9.2.1 This Agreement may be terminated at any time prior to the consummation of the sale and purchase provided for herein by mutual consent in writing of the Purchaser and the Company.

          9.2.2 If this Agreement is terminated for any reason, neither party to this Agreement shall have any liability hereunder of any nature whatsoever to the other; provided, however, that (a) this paragraph 9.2.2 shall not preclude liability from attaching to a party who has caused the termination hereof by a willful act or a willful failure to act in violation of the terms and provisions hereof, except that termination of this Agreement by the Purchaser shall in no event result in any liability whatsoever on the part of the Purchaser, and (ii) termination of this Agreement shall not terminate or affect the agreements of the parties contained in this paragraph 9.2.2 or in Section 5.2 hereof (with respect to confidentiality) or Section 10.5 hereof (with respect to the payment of expenses).

                                   ARTICLE 10

                            MISCELLANEOUS PROVISIONS

     10.1 Survival of Representations and Warranties. The respective representations, warranties and agreements of the parties hereto contained herein and contained in any certificate or other document delivered pursuant to this Agreement shall be deemed to be made at the Effective Date and at the Closing Date, if any, and shall survive the Closing Date.

     10.2 Indemnification.

          10.2.1 The Company agrees to indemnify and hold the Purchaser harmless from, for and against any claim, loss, damage, cost, or expense, including without limitation attorneys' and accountants' fees and any and all costs and expenses of litigation, which the Purchaser may incur or suffer by reason of the inaccuracy of any representation or warranty of the Company or the Shareholders, whether individually or collectively, set forth in
     Article 2 or 5 herein or in any
     certificate or other document delivered by the Company or by the Shareholders in accordance with the provisions hereof or the breach of any of the agreements or covenants of the Company or the Shareholders contained herein or in any certificate or other document delivered by the Company or the Shareholders in accordance with the provisions hereof. The Purchaser may contest any claim or liability which, if established, would be subject to indemnification hereunder and, in such event, all legal fees, disbursements and other costs and expenses of such contest shall also be an item of indemnification hereunder.

          10.2.2 The Guarantor further agrees to indemnify and hold Green harmless from, for and against any claim, loss, damage, cost or expense, including without limitation attorneys' and accountants' fees and any and all costs and expenses of litigation, which Green may incur or suffer by reason of: (i) default by Company on the Small Business Administration Loan ("SBA") dated November 1995 between Company and The Bank of Los Angeles (the "SBA Loan"), including without limitation those incurred due to the SBA exercising its rights against Green as personal guarantor of such SBA loan; and (ii) default by Company on that certain lease dated December 7, 1995 between Stanley Novak, as lessor, and Green, in his individual capacity, as lessee. Purchaser shall use its best efforts to cause Peter Rogal to be released from any personal guaranty of the SBA Loan and, if such release cannot be obtained, Purchaser and Guarantor shall indemnify Rogal against any and all claims, suits or liabilities, including attorneys fees and costs, that may be asserted against Rogal by reason of his guaranty of the SBA Loan.

          10.2.3 The Purchaser agrees to indemnify and hold the Company harmless from, for and against any claim, loss, damage, cost or expense, including without limitation attorneys' and accountants' fees and any and all costs and expenses of litigation, which the Company may incur or suffer by reason of the inaccuracy of any representation or warranty of the Purchaser set forth in Article 3 hereof or in any certificate or other document delivered by the Purchaser in accordance with the provisions hereof or the breach of any of the agreements or covenants of the Purchaser contained herein or in any certificate or other document delivered by the Purchaser in accordance with the provisions hereof, excluding breach of any agreement as provided in Sections 5.6, 5.7 and 5.8 herein.

     10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed at the time delivered personally or, if mailed three
(3) days after placing in the U.S. Mails, by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to the Purchaser, at:

               Dynaco Acquisition Corp
               1000 S. Priest Drive
               Tempe, Arizona 85281
               Attn.: Lyle Jensen

              with a copy to:

               Palomar Electronics
               66 Cherry Hill Drive
               Beverly, Massachusetts 01915

              with a copy to:

               James E. Brophy III
               Ryley, Carlock & Applewhite
               101 North First Avenue, Ste. 2700
               Phoenix, Arizona  85003-1973

          (b) if to the Company, at:

               Comtel Electronics, Inc.
               One Technology, Bldg. A
               Irvine, California  92718
               Attn:  Mr. Mikel C. Green

              with a copy to:

               DSI, Inc.
               Attn:  Mr. Peter Rogal
               8776 East Shea Blvd., E-B-3A, Suite 571
               Scottsdale, AZ 85260

              and to:

               Mr. Mikel Green
               c/o Comtel Electronics
               One Technology, Bldg. A
               Irvine, CA  92718

              and to:

               Susan B. Myers, Esq.
               McKenna & Cuneo
               444 South Flower Street
               Los Angeles, California  90071

          Written notice given by any other method shall be deemed effective only when actually received by the party to whom given.

     10.5 Knowledge. The term "knowledge" as used in this Agreement shall mean all matters that are known or, in the exercise of reasonable diligence and after due inquiry, should be known to the Company , the Shareholders, or as the case may be, the Purchaser, including without limitation, due and proper inquiry of the senior employees, agents, counsel and advisors of the Company and, as the case may be, the Purchaser.

     10.6 Expenses. Whether or not the sale and purchase provided for herein is consummated, the Purchaser and the Company and the Shareholders shall each bear their own legal, accounting and other expenses incurred in connection with this Agreement and such sale and purchase.

     10.8 Entire Agreement. This Agreement supersedes and abrogates all prior understandings, communications and agreements (whether written or oral) between the Company. the Shareholders and the Purchaser with respect to the subject matter hereof, and this Agreement constitutes the entire agreement between the Company, the Shareholders and the Purchaser with respect to such subject matter.

     10.9 Execution and Counterparts. This Agreement may be executed in any number of counterparts, each and all of which shall be deemed for all purposes to be one agreement.

     10.10 Publicity. The Purchaser, the Company and the Shareholders shall not issue or cause the publication of any press release or other announcement with respect to this Agreement or the acquisition of Shares contemplated hereby or otherwise make any disclosures relating thereto to the press or any third party without the prior written consent of all other parties; provided, however, that such consent shall not be required where such release, announcement or disclosure is required by applicable law or the rules or regulations of a securities exchange, other regulatory authority or governmental agency.

     10.11 Assignment; Benefit of the Agreement. No rights under this Agreement may be assigned by either party hereto, without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the Purchaser, the Company and the Shareholders and their respective successors and permitted assigns and is not intended to confer upon any other person any rights or remedies hereunder.

     10.12 Further Assurances. After the Closing Date, the Company, at its own expense, shall do, execute, acknowledge, and deliver all further acts, deeds, conveyances, transfers, documents and assurances necessary or proper to vest in the Purchaser good title to all Shares to be issued and sold by the Company hereunder, free and clear of any liens, claims, charges, or encumbrances whatsoever, and otherwise to effect the acquisition of the Shares contemplated by this Agreement.

     10.13 Governing Law. The parties hereby agree that this Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Arizona, without respect to conflict of laws principles, including all matters of construction or interpretation of this Agreement.

     10.14 Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

     IN WITNESS WHEREOF, the Purchaser, the Company and Palomar Electronics (for purposes of Article IV, Section 5.5 and Section 10.2.2 only) and the
Shareholders (for purposes of Section 2 only) have caused this Agreement to be executed by their respective officers thereunto duly authorized and the Shareholders shall have caused the Agreement to be executed all as of the Effective Date.

"PURCHASER"                                          "COMPANY"

DYNACO ACQUISITION CORP.,                    COMTEL ELECTRONICS, INC.
a Delaware corporation                       a California corporation


By:            /s/                           By:       /s/
   ------------------------------                ---------------------------
   Lyle E. Jensen, its President                 Mikel C. Green, Its President

                                      -66-

For the sole  purpose of Section 2 herein:  For the sole  purpose of Article IV, Section 5.5 and Section 10.2.2 herein

"SHAREHOLDERS"                              "PALOMAR ELECTRONICS"

---------------------------------           PALOMAR ELECTRONICS , INC.,
Peter Rogal                                 a Delaware corporation


---------------------------------           ----------------------------------
Mikel C. Green                              Lyle E. Jensen, Its Vice President